Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Star Gas LLC:

We consent to the incorporation by reference in the registration statements No. 333-100976 on Form S-3, No. 333-49751 on Form S-4 and Nos. 333-40138, 333-46714 and 333-53716 on Form S-8 of Star Gas Partners, L.P. of our reports dated December 12, 2005, with respect to the consolidated balance sheets of Star Gas Partners, L.P. as of September 30, 2004 and 2005, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital and cash flows for each of the years in the three-year period ended September 30, 2005, and the related financial statement statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the September 30, 2005 annual report on Form 10-K of Star Gas Partners, L.P.

Our report dated December 12, 2005 contains an explanatory paragraph that states the Partnership may not be able to fund its working capital requirements, which raises substantial doubt about the Partnership’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142.

KPMG LLP

Stamford, Connecticut

December 12, 2005